UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 26, 2010

CLEVELAND BIOLABS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32954	20-0077155
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

73 High Street
Buffalo, New York 14203
   (Address of principal executive offices)        (Zip code)

Registrant's telephone number, including area code: (716) 849-6810
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a), (b), (c), (d), and (f) Not applicable.

(e)           On July 26, 2010, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Cleveland BioLabs, Inc. (the “Company”), took the following actions relating to the compensation of the individuals who were identified as “named executive officers,” as defined in Item 402(a)(3) of Regulation S-K, in the Company’s proxy statement for its annual meeting of stockholders held in 2010 (collectively, the “Named Executive Officers”), and the Company’s Chief Scientific Officer ,a member of its Board of Directors, Andrei Gudkov, Ph.D.

Compensation From Incuron, LLC

On July 26, 2010, the Compensation Committee approved the following compensation to be paid by Incuron, LLC, a subsidiary of the Company, for providing services to Incuron, LLC:

Name and Title	Compensation
Andrei Gudkov, Ph.D., D.Sci., Chief Scientific Officer	$50,000
Yakov Kogan, Ph.D., Chief Operating Officer	$50,000
Michael Fonstein, Ph.D., Chief Executive Officer and President	$50,000
John A. Marhofer, Jr., Chief Financial Officer	$25,000

Item 8.01  Other Events.

On July 19, 2010, the Company received notification from the U.S. Food and Drug Administration (“FDA”) that CBLB502, a drug under the development for the treatment of Acute Radiation Syndrome, has been granted Fast Track status by the FDA

The Fast Track program is designed to expedite the review of investigational drugs for the treatment of patients with serious or life-threatening diseases where there is an unmet medical need. Fast Track designations allow a company to file a New Drug Application (NDA) or Biologics License Application (BLA) on a rolling basis and permits the FDA to review the filing as it is received, rather than waiting for the complete submission prior to commencing the review process. Additionally, NDAs and BLAs for fast track development programs are eligible for priority review, which may result in an abbreviated review time of six months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEVELAND BIOLABS, INC.

By:	/s/ John A. Marhofer, Jr.
John A. Marhofer, Jr.
Chief Financial Officer

Date:                      July 28, 2010